Exhibit.10.1

THIRD AMENDMENT TO AMENDED AND RESTATED BUSINESS FINANCING AGREEMENT

This Third Amendment to Amended and Restated Business Financing Agreement (this “Amendment”) is entered into as of September 29, 2020, by and between WESTERN ALLIANCE BANK, an Arizona corporation (“Bank”) and VAPOTHERM, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Amended and Restated Business Financing Agreement dated as of April 6, 2018 (as amended from time to time, including by that certain First Amendment to Amended and Restated Business Financing Agreement dated as of March 22, 2019 and that certain Second Amendment to Amended and Restated Business Financing Agreement dated as of July 7, 2020, collectively, the “Agreement”).  The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1.The following defined terms in Section 17.1 of the Agreement hereby are added, amended or restated as follows:

"Finance Charge Percentage" means a rate per annum equal to the Prime Rate plus 0 percentage points plus an additional 5.00 percentage points on all then-outstanding Obligations during any period that an Event of Default has occurred and is continuing.

"Foreign Exchange Sublimit" means Two Hundred Fifty Thousand Dollars ($250,000.00).

"Letter of Credit Sublimit" means Two Hundred Thousand Dollars ($200,000.00).

“Maturity Date” means February 28, 2023 or such earlier date as Lender shall have declared the Obligations immediately due and payable pursuant to Section 8.2.

“Overadvance” means, as of any date of determination, an amount equal to the greater of (a) the amounts (if any) by which the total amount of the outstanding Advances (including deemed Advances with respect to the Letter of Credit Sublimit and Foreign Exchange Sublimit) exceeds the lesser of the Credit Limit or the Borrowing Base or (b) the amounts (if any) by which the total amount of the outstanding deemed Advances with respect to the Letter of Credit Sublimit or Foreign Exchange Sublimit exceed the Letter of Credit Sublimit or Foreign Exchange Sublimit , as applicable.

“Prime Rate” means the greater of 3.25% per year or the Prime Rate published in the Money Rates section of the Western Edition of The Wall Street Journal, or such other rate of interest publicly announced by Lender as its Prime Rate.  Lender may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in Lender’s Prime Rate.

“Third Amendment Effective Date” means September 29, 2020.

2.The following defined terms in Section 17.1 of the Agreement hereby are deleted as follows:

“Cash Management Sublimit”, “International Sublimit”

3.Section 1.8 of the Agreement is hereby amended and restated as follows:

“1.8Sublimits.

a)Letter of Credit.  Subject to the terms and conditions of this Agreement, Lender hereby agrees to issue or cause an Affiliate to issue letters of credit for the account of Borrower (each, a "Letter of Credit" and collectively, "Letters of Credit") from time to time; provided that (a) the Letter of Credit Obligations shall not at any time exceed the Letter of Credit Sublimit and (b) the Letter of Credit Obligations will be treated as Advances for purposes of determining availability under the Credit Limit and shall decrease, on a dollar-for-dollar basis, the amount available for other Advances.  The form and substance of each Letter of Credit shall be subject to approval by Lender, in its sole discretion.    Each Letter of Credit shall be subject to the additional terms of the Letter of Credit agreements, applications and any related documents required by Lender in connection with the issuance thereof (each, a "Letter of Credit Agreement").  Each draft paid under any Letter of Credit shall be repaid by Borrower in accordance with the provisions of the applicable Letter of Credit Agreement.  No Letter of Credit shall be issued that results in an Overadvance or while any Overadvance is outstanding.  Upon the Maturity Date, the amount of Letters of Credit Obligations shall be secured by unencumbered cash on terms acceptable to Lender if the term of this Agreement is not extended by Lender.

b)Foreign Exchange.  Subject to the terms and conditions of this Agreement and any other agreement that Borrower may enter into with Lender in connection with foreign exchange transactions (“FX Contracts”), Borrower may request Lender to enter into FX Contracts with Borrower due not later than the Maturity Date.  Borrower shall pay any standard issuance and other fees that Lender notifies Borrower will be charged for issuing and processing FX Contracts for Borrower.  The FX Amount shall at all times be equal to or less than the Foreign Exchange Sublimit.  The “FX Amount” shall equal the amount determined by multiplying (A) the aggregate amount, in United States Dollars, of FX Contracts between Borrower and Lender remaining outstanding as of any date of determination by (B) the applicable Foreign Exchange Reserve Percentage as of such date.  The “Foreign Exchange Reserve Percentage” shall be a percentage as determined by Lender, in its sole discretion from time to time.  The initial Foreign Exchange Reserve Percentage shall be 10%.

If at any time a Lender’s obligation to extend credit pursuant to the terms of this Agreement is terminated or otherwise ceases to exist, Borrower shall promptly secure in cash or provide on other terms reasonably acceptable to Lender all obligations under the Letter of Credit Sublimit or Foreign Exchange Sublimit.”

4.Section 1.9 of the Agreement is hereby amended and restated as follows:

“1.9Intentionally Omitted.”

5.Section 2.1 of the Agreement is hereby amended and restated as follows:

“2.1Finance Charges.  Lender may, but is not required to, deduct the amount of accrued Finance Charge from Collections received by Lender.  The accrued and unpaid Finance Charge shall be due and payable within ten (10) calendar days after each  Month End during the term hereof.  Borrower hereby authorizes Bank to automatically deduct the amount of any loan payments that are due and payable hereunder from any deposit account(s) of Borrower held with Bank, including without limitation that certain deposit account identified in writing (including by e-mail) by the Lender to the Borrower on or about the Third Amendment Effective Date. If the funds in the account(s) are insufficient to cover any payment, Bank shall not be obligated to advance funds to cover the payment and Borrower agrees to pay any applicable fees for this service disclosed in the Schedule of Fees and Charges applicable to Borrower’s account(s).  Subject to any terms and conditions in the Loan Documents, Borrower or Bank may voluntarily terminate automatic payments at any time for any reason.”

6.Section 2.2(f) of the Agreement is hereby amended and restated as follows:

“(f)FX Forward Contract Fees.  Borrower shall pay to Lender fees in connection with the FX Forward Contracts as determined in accordance with Lender’s standard fees and charges then in effect for such activity.”

7.Section 2.2(e) of the Agreement is hereby amended and restated as follows:

“(e)Annual Management Fee.  Borrower shall pay to Lender a non-refundable annual management fee for the account of the Lender, in an amount equal to Fifteen Thousand Dollars ($15,000.00) per year, which fee shall be fully earned, and due and payable in advance, on the Effective Date and each annual anniversary thereafter until the Termination Date; provided, that such amount is to be prorated if this Agreement is terminated prior to such anniversary.”

8.New subsection (h) is hereby added to Section 2.2 of the Agreement as follows:

“(h)Facility Fee.  Borrower shall pay to Lender a non-refundable facility fee in an amount equal to Seven Thousand Five Hundred Dollars ($7,500.00) promptly on the Third Amendment Effective Date and upon each annual anniversary of the Third Amendment Effective Date until the Termination Date.”

9.Section 6.2(a)(Q) of the Agreement is hereby amended and restated as follows:

“Q.a borrowing base certificate, in form and substance satisfactory to Lender, setting forth Eligible Receivables and Receivable Amounts thereof as of the last day of the preceding calendar month (i) if RML is equal to or greater than five (5), no later than thirty (30) days after the last day of each month, (ii) if RML is less than five (5) but equal to or greater than three (3), no later than fifteen (15) and thirty (30) days after the last day of each month and within five (5) Business Days of each advance request, and (iii) if RML is less than three (3), no later than fifteen (15) and thirty (30) days after the last day of each month and within three (3) Business Days of each advance request;”

10.New Section 6.14 is hereby added to the Agreement as follows:

“6.14Third Amendment Post-Closing Obligations.  Notwithstanding any provision herein or in any other Loan Document to the contrary, Borrower shall no later than thirty (30) days after the Third Amendment Effective Date (or such later date agreed to by Lender), in form and substance reasonably satisfactory to Lender, deliver an Affirmation of Intercreditor Agreement, duly executed by Perceptive.”

11.Section 7.13(b) of the Agreement is hereby amended and restated as follows:

“(b)Minimum Revenue.   On each calculation date set forth below in the column entitled “Calculation Date” (each, a “Calculation Date”), Revenue for the four consecutive fiscal quarter period ended on such Calculation Date shall not be less than the amount set forth in the column entitled “Revenue”:

Calculation Date	Revenue
September 30, 2020	$49,376,000
December 31, 2020	$50,725,000
March 31, 2021	$51,966,000
June 30, 2021	$53,153,000
September 30, 2021	$54,314,000
December 31, 2021	$55,797,000
March 31, 2022	$57,163,000
June 30, 2022	$58,468,000
September 30, 2022	$59,746,000
December 31, 2022	$61,377,000
March 31, 2023	$62,879,000

As used herein, “Revenue” means, as of any date of determination, the net revenues of the Borrower and its Subsidiaries generated in the ordinary course of business, determined on a consolidated basis in accordance with GAAP, excluding any non-recurring or non-ordinary course payments not related to the sale of goods and services by the Borrower and its Subsidiaries in the ordinary course.”

12.The Compliance Certificate is hereby replaced in its entirety by the Compliance Certificate attached hereto.

13.No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right.  Bank’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance.  Any suspension or waiver of a right must be in writing signed by an officer of Bank.

14.Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement.  The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects.  Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

15.Borrower represents and warrants that (a) the representations and warranties set forth in each Loan Document (as defined in the Agreement) shall, in each case, be true and correct in all material respects with the same effect as if then made (or in the case of any representation and warranty subject to a materiality qualifier, true and correct in all respects), unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; provided that with respect to the representations and warranties set forth in Section 5.1 of the Agreement, the Perfection Certificate is accurate and complete as of the date the financial statements required under Section 6.2(a)(A) of the Credit Agreement for June 2020 were delivered , and that (b) no Event of Default has occurred and is continuing.

16.As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)this Amendment, duly executed by Borrower;

(b)an E-Sign Disclosure, duly executed by Borrower;

(c)all reasonable and documented Lender Expenses incurred through the date of this Amendment, which may be debited from any of Borrower's accounts; and

(d)such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

17.This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

VAPOTHERM, INC.

By: /s/ John Landry

Name: John Landry
Title: Sr. VP & CFO

WESTERN ALLIANCE BANK, an Arizona corporation

By: /s/ Darren Gastrock

Name: Darren Gastrock
Title: Director

[Signature Page to Third Amendment to Amended and Restated Business Financing Agreement]